EXHIBIT 10.3

CONTINUITY OF INTEREST AGREEMENT

            AirRover Wi-Fi Corp., a Delaware corporation (“Parent”), Air-Q Corp., a Nevada corporation wholly owned by Parent (“Acquiror”), and the undersigned shareholders (the “Controlling Shareholders”) of Diamond I Technologies, Inc., a Nevada corporation (“Target”), hereby enter into this Agreement on January 18, 2005, for the purposes hereinafter set forth.

WHEREAS, Parent, Acquiror, Controlling Shareholders and Target entered into an Agreement and Plan of Reorganization, dated as of January 7, 2005 (the “Plan of Reorganization”); and

WHEREAS, pursuant to the Plan of Reorganization and in accordance with the applicable provisions of the laws of the State of Nevada, Target will merge (the “Merger”) with and into Acquiror and, pursuant to the Merger, (a) all shares of common stock of Target (the “Target Common Stock”) owned by Parent or any subsidiary of Parent or Target shall be cancelled and shall cease to exist from and after the Effective Time (as defined in Section 1.2 of the Plan of Reorganization); and (b) each remaining issued and outstanding share of Target Common Stock shall be converted into, and become exchangeable for, shares of the $.001 par value per share common stock of Parent (the “Parent Common Stock”), all as set forth in the Plan of Reorganization; and

WHEREAS, Parent, Acquiror, Controlling Shareholders and Target are willing to consummate the Merger only if the transaction, as it relates to the shares of Parent Common Stock to be issued to Controlling Shareholders, will qualify as a tax-free reorganization under Section 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code”).

            NOW, THEREFORE, the parties agree as follows:

            Section 1. Controlling Shareholders, and each of them, represent and warrant that they have, and as of the Effective Time will have, no current plan, intention or arrangement to sell, transfer or otherwise dispose of a number of shares of Parent Common Stock to be received in the Merger that would reduce their ownership of Parent Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the issued and outstanding Target Common Stock immediately prior to the Effective Time.

            Section 2. Controlling Shareholders, and each of them, represent that, as of the date hereof, they own 1,000,000 shares of Target Common Stock, which ownership represents 100% of the issued and outstanding shares of Target Common Stock.

            Section 3. Controlling Shareholders, and each of them, agree that, prior to the Effective Time of the Merger, they will not sell, transfer or otherwise dispose of any Target Common Stock.

            Section 4. Controlling Shareholders, and each of them, agree that, for a period of one year after the Effective Time of the Merger (the “Post-Merger Continuity Period”), they will not sell, transfer or otherwise dispose of an aggregate number of shares of Parent Common Stock having a value, as of the date of the Merger, of more than 50% of the value of the issued and outstanding capital stock of Target immediately prior to the Effective Time. Nothing in this Agreement shall prohibit Controlling Shareholders from pledging any or all of the Parent Common Stock received by them pursuant to the Plan of Reorganization as collateral to secure bona fide indebtedness of Controlling Shareholders to a financial institution, provided that such institution agrees to be subject to restrictions on the sale, transfer or disposal of any such shares which are similar to those set forth herein; provided, however, that no such restrictions shall apply to the institution’s ability to seize and dispose of the collateral in the event of default.

            Section 5. Controlling Shareholders shall deliver written notice to Parent within ten days after disposing of any shares of Parent Common Stock during the Post-Merger Continuity Agreement (as permitted by Section 4), stating the number of shares disposed of and the manner of disposition.

            Section 6. This Agreement shall be binding upon, and shall be enforceable against, the successors, assigns and representatives of the parties.

            Section 7. This Agreement shall not be modified, amended, altered or supplemented, except by a written agreement executed by all of the parties hereto. In the event of the termination of the Plan of Reorganization pursuant to the terms of Article IX thereof, this Agreement shall become null and void.

            Section 8. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof.

            IN WITNESS WHEREOF, Parent, Acquiror and Controlling Shareholders have caused this Continuity of Interest Agreement to be duly executed on the date first above written.

PARENT: AIR-ROVER WI-FI CORP. By: /s/ DAVID LOFLIN David Loflin President	ACQUIROR: AIR-Q CORP. By: /s/ DAVID LOFLIN David Loflin President

CONTROLLING SHAREHOLDERS:

/s/ JASON P. DAVIS

Jason P. Davis, individually,

as to 250,000 shares

/s/ MIKE PRASAD

Mike Prasad, individually,

as to 200,000 shares

/s/ RYAN HAYDEN

Ryan Hayden, individually,

as to 200,000 shares

/s/ LARRY SHULTZ

Larry Shultz, individually,

as to 200,000 shares

/s/ CLAYTON D. CARTER

Clayton D. Carter, individually,

as to 150,000 shares